Exhibit 4.3

BRISTOW GROUP INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 12, 2012

to

Indenture

Dated as of June 13, 2007

7 1/2% Senior Notes due 2017

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 12, 2012, between BRISTOW GROUP INC., a Delaware corporation (the “Company”), the Guarantors named herein and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”), under the Indenture, dated as of June 13, 2007, as amended to date (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has issued its 7 1/2% Senior Notes Due 2017 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes pursuant to the tender offer commenced on September 27, 2012 (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.02 thereof);

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01 Amendments.

(a) Subject to Section 2.02 hereof, the Indenture is hereby amended by deleting in their entireties Sections 3.09, 4.03(b), 4.03(c), 4.04 (except for such portions thereof required by the Trust Indenture Act of 1939), 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 5.01(a), 5.01(d), 6.01(c), 6.01(e), 6.01(f), 6.01(g), 6.01(h) and 6.01(i) of the Indenture.

(b) Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Clauses and such Sections or Clauses shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02 Amendment of Definitions. Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof. The Notes are also deemed amended as appropriate to reflect the amendments to the Indenture contemplated hereby.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.02 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.03 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.

SECTION 2.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

BRISTOW GROUP INC.

By:	/s/ Joseph A. Baj
Name:	Joseph A. Baj
Title:	Vice President and Treasurer

BRISTOW U.S. LLC

By:	/s/ Joseph A. Baj
Name:	Joseph A. Baj
Title:	Vice President and Treasurer

BRISTOW ALASKA INC.

By:	/s/ Joseph A. Baj
Name:	Joseph A. Baj
Title:	Vice President and Treasurer

BRISTOW HELICOPTERS INC.

By:	/s/ Joseph A. Baj
Name:	Joseph A. Baj
Title:	Vice President and Treasurer

BNHA HOLDINGS INC.

By:	/s/ Joseph A. Baj
Name:	Joseph A. Baj
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Susan Chadbourne
Name:	Susan Chadbourne
Title:	Vice President